EXHIBIT 10.1

July 20, 2016

Mr. John Waldron
9680 Old Bailes Road
Fort Mill, South Carolina 29707

Re: Offer Letter

Dear John:

I am pleased to confirm our offer to you to become President and CEO, Honeywell Safety & Productivity Solutions, located in Charlotte, North Carolina, and reporting to Darius Adamczyk. In this position, you will become an Executive Officer of Honeywell. The effective date of your promotion will be July 22, 2016 (“Effective Date”), subject to the terms and conditions of this letter agreement (“Agreement”).

In connection with your new role, you will be entitled to the following compensation and benefits package, as approved by the Management Development and Compensation Committee (“MDCC”) of the Company’s Board of Directors at its meeting of July 19, 2016:

COMPENSATION

Base Salary: As of the Effective Date, your annual base salary will be increased to $625,000. Base salary reviews occur annually and any adjustments are generally at the end of the first quarter of the calendar year. Adjustments are based on your performance and other relevant factors. You will next be eligible for a base salary review in March of 2017.

Annual Incentive Compensation: As of the Effective Date, your target incentive compensation opportunity will be increased to 100% of your annual cash base salary earnings during the year. For 2016, your incentive compensation award will be prorated based on the number of days your target incentive was 50%, and the number of days your target incentive will be 100%. Incentive compensation awards are paid in the first quarter of the following year.

Annual Long-Term Incentive Awards: You will be eligible for annual equity awards with the size and mix determined by the MDCC based on your performance and future career potential with Honeywell. The terms of all long-term incentive awards are governed by the terms of the applicable stock plan and the relevant award agreements.

Long-Term Incentive Awards: In addition to the annual long-term incentive awards already granted to you on February 25, 2016, you will receive the following additional long-term incentives awards for 2016 in connection with this promotion:

•Subject to approval by the MDCC at its next meeting, anticipated to on July 29, 2016, 5,000 performance stock units (“PSUs”), which represents the target number of shares, subject to such three-year relative total shareholder return performance metrics as may be established by the MDCC; and

•5,000 Growth Plan Units (“GPUs”) for the 2016-2017 performance cycle (in addition to the GPUs previously granted to you on February 25, 2016).

These additional awards will be granted under the terms of the applicable Stock Incentive Plan of Honeywell International Inc. and its Affiliates (the “Stock Incentive Plan”) and governed by the relevant award agreements. The PSUs shall vest 33%/33%/34% on the third, fifth and seventh anniversaries of their grant date, provided you are still employed by the Company on such vesting dates.

OTHER EXECUTIVE BENEFITS

You will also be entitled to the following Executive Benefits:

•Excess Liability Insurance: Honeywell will pay the annual premium for an Excess Liability Insurance policy that provides $10,000,000 of coverage per occurrence.

•Executive Severance: The Honeywell International Inc. Severance Plan for Designated Officers currently provides for 18 months of base salary continuation and target bonus if your employment is involuntary terminated for a reason other than Cause (as defined in the severance plan document in effect when you terminate employment). You will be required to execute a release of claims against Honeywell and its affiliates and related parties and you may be required to agree to certain non-solicitation, non-disclosure and non-competition covenants as a condition of receiving executive severance benefits. For additional information, please consult the actual plan document.

STOCK OWNERSHIP GUIDELINES FOR HONEYWELL OFFICERS

As an Executive Officer of the Corporation, you will be required to hold four (4) times your annual base salary in Honeywell shares in accordance with the Corporation’s Stock Ownership Guidelines. The following table provides an overview of the Ownership Guidelines. For more information regarding the Ownership Guidelines, or to request a copy of the Ownership Guidelines, please contact Glenn Stellingwerf, Director, Executive Compensation, at the following email address: Glenn.Stellingwerf@Honeywell.com.

Honeywell Shares Counted for Ownership Purposes:	•Unvested restricted stock units (RSUs) •Deferred restricted stock units •Shares in tax qualified and non-qualified savings plans •Private holdings
Ownership Threshold:	•4X base salary
Retention Requirements:
•Indefinite holding requirement until ownership threshold is met for net gain shares from RSU vesting, payment of deferred RSUs and all stock option exercises
•One year for net gain shares from RSU vesting and all stock option exercises (Note: payment of deferred RSUs are exempt from the one year minimum hold requirement)

Time Limit:	•No time requirement to meet ownership threshold •Must meet threshold in order to sell stock

The Ownership Guidelines are subject to change from time to time at the discretion of the MDCC.

INTELLECTUAL PROPERTY AND NON-COMPETITION AGREEMENTS

As a condition of this employment offer, you are required to execute, in the form attached hereto, (i) Honeywell’s “Employee Agreement Relating to Trade Secrets, Proprietary and Confidential Information” (“IP Agreement”), and (ii) the “Honeywell International Inc. Noncompete Agreement for Senior Executives” (“Noncompete Agreement”), both of which are attached hereto.

ACCEPTANCE OF OFFER

Please indicate your acceptance of this offer by signing this letter in the space provided and returning it, along with an executed copy of the IP Agreement and Noncompete Agreement, to me.

Honeywell has a long and distinguished history. But, more importantly, we are a company with a terrific future and a great place to work. Our performance culture drives growth for us and competitive advantage for our customers. We hire the best people; give them every possible opportunity to learn, grow, and develop; and reward them for their contributions. We offer career paths that span product lines, job types, businesses, and countries.

John, we are excited to be extending this offer to you and look forward to working with you in your expanded role. Your experience and background is an asset to our Company.

If you have any questions or need any further information about our offer, please contact me directly.

Congratulations,
/s/ Mark R. James
Mark R. James
Honeywell International Inc.
Senior Vice President
Human Resources, Procurement and Communications

Read and Accepted:

John Waldron July 21, 2016
JOHN WALDRON Date Page 3 of 4

All businesses experience changing conditions. Accordingly, we reserve the right to change work assignments, reporting relationships and staffing levels to meet business needs, and your employment with Honeywell will be on an "at will" basis. This means that there is no guarantee of employment for any specific period, and either you or Honeywell may terminate your employment at any time.

The descriptions of benefits and perquisites described in this offer letter are for general information purposes only and are not intended to modify any plan document, summary plan description (“SPD”) or prospectus. For a complete description of any benefit or perquisite, you may request a copy of the applicable plan document, SPD or prospectus. The Company reserves the right to modify, amend or terminate any benefit plan or perquisite in its sole and absolute discretion.

HONEYWELL INTERNATIONAL INC.
Employee Agreement Relating to Trade Secrets,
Proprietary and Confidential Information

In consideration of my employment, continued employment, compensation, and the equipment, materials, facilities and Honeywell “Trade Secrets, Proprietary and Confidential Information” (as hereinafter defined) supplied to me, I understand and agree that:

1.Records of Inventions. I will keep complete and current written records of all Inventions I Make during the period of time I am employed by Honeywell and promptly disclose all such Inventions in writing to Honeywell for the purpose of adequately determining Honeywell’s rights in each such Invention. I will supplement any such disclosures to the extent Honeywell may request that I do so. If I have any doubt as to whether or not to disclose an Invention to Honeywell, I will disclose it.

2.Disclosure of Inventions after Termination. I will promptly and completely disclose in writing to Honeywell’s Law Department all Inventions which I Make during the one year immediately following the end of my employment by Honeywell which relate either to my work assignment at Honeywell or to Honeywell’s Trade Secrets, Proprietary and Confidential Information for the purpose of determining Honeywell’s rights in each such Invention before filing any application for patents on such Inventions. I will not file any patent application relating to any such Invention without the prior written consent of Honeywell’s Law Department. If I do not prove that I Made the Invention entirely after leaving Honeywell’s employment, the Invention is presumed to have been Made during the period of time I was employed by Honeywell. I acknowledge that the conditions of this paragraph are no greater than is necessary for protecting Honeywell’s interests in Honeywell’s Trade Secrets, Proprietary and Confidential Information and in Inventions to which it is rightfully entitled.

3.Ownership of Inventions. Each and every Invention I Make during the period of time I am employed by Honeywell (a) which relates directly to the business of Honeywell or to Honeywell’s actual or demonstrably anticipated research or development, or (b) which results from any work I perform for Honeywell is the sole and exclusive property of Honeywell, and I agree to assign and hereby assign my entire right, title and interest in each such Invention to Honeywell. Each Invention I Make during the period of time I am employed by Honeywell for which no equipment, supplies, facilities or Honeywell Trade Secrets, Proprietary or Confidential Information was used and which was developed entirely on my own time is my property, unless (a) the Invention relates directly to the business of Honeywell or to Honeywell’s actual or demonstrably anticipated research or development, or (b) the Invention results from any work performed by me for Honeywell. If I assert any property right in an Invention I Make during the period of time I am employed by Honeywell, I will promptly notify Honeywell’s Law Department in writing.

4.Cooperation with Honeywell. I will assist and fully cooperate with Honeywell in obtaining, maintaining, and asserting the fullest measure of legal protection, which Honeywell elects to obtain, maintain or assert for Inventions in which it has a property right. I will also assist and fully cooperate with Honeywell in defending Honeywell against claims of violation of the intellectual property rights of others. I will be paid my reasonable expenses in assisting, and cooperating with, Honeywell. I will execute any lawful document Honeywell requests me to execute relating to obtaining, maintaining, or asserting legal protection for any said Invention or in defending against claims of the violation of the intellectual property rights of others (including, but not limited to, executing applications, assignments, oaths, declarations, and affidavits) and I will make myself available for interviews, depositions and testimony. In the event that Honeywell is unable, after reasonable effort, to secure my signature on any document or documents needed to apply for or prosecute any patent, copyright, or other right or protection relating to an Invention, for any other reason whatsoever, I hereby irrevocably designate and appoint Honeywell and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and on my behalf to execute and file any such application or applications, and to do all other lawfully-permitted acts to further the prosecution and issuance of patents, copyrights, or similar protections thereon with the same legal force and effect as if executed by me.
5.Pre-employment Inventions. On Schedule A, which is an integral part of this agreement, I have completely identified (without disclosing any trade secret, proprietary or other confidential information) every Invention I Made before my employment by Honeywell in which I have an ownership interest and which is not the subject matter of an issued patent or a printed publication at the time I sign this agreement. If I become aware of any projected or actual use of any such Invention by Honeywell, I will promptly notify Honeywell in writing of said use. Except as to the Inventions listed on Schedule A or those which are the subject matter of an issued patent or a printed publication at the time I sign this agreement, I will not assert any rights against Honeywell with respect to any Invention Made before my employment by Honeywell.
6.Honeywell’s Trade Secrets, Proprietary and Confidential Information. I will never, directly or indirectly, during or after my employment with Honeywell misappropriate, use or disclose Honeywell’s Trade Secrets, Proprietary and Confidential Information except in furthering Honeywell’s business nor will I disclose or disseminate at any time Honeywell’s Trade Secrets, Proprietary and Confidential Information to anyone who is not an officer, director, employee, attorney or authorized agent of Honeywell without the prior written consent of Honeywell’s Law Department unless the specific item of Honeywell’s Trade Secrets, Proprietary and Confidential Information: (a) is now in, or hereafter, (through no breach of this agreement) becomes general public knowledge, or (b) prior to my disclosure, dissemination or use, was lawfully acquired by me without any obligation to retain the information in confidence. In this connection, I will not publish any of Honeywell’s Trade Secrets, Proprietary and Confidential Information for dissemination outside Honeywell or file any patent application relating to any Invention I Make during the period of time I am employed by Honeywell without the prior written approval of Honeywell’s Law Department. I will execute any agreement relating to the protection of Honeywell’s Trade Secrets, Proprietary and Confidential Information or such information of any third party whose intellectual property Honeywell is under a legal obligation to protect if Honeywell requests that I do so. I will not engage without the prior written consent of Honeywell’s Law Department, either during the period of time I am employed by Honeywell or for a period of two years following my Termination of Employment for any reason, in any activity or employment in the faithful performance of which it could be reasonably anticipated that I would use or disclose Honeywell’s Trade Secrets, Proprietary and Confidential Information. All documents and tangible things embodying or containing Honeywell’s Trade Secrets, Proprietary and Confidential Information are Honeywell’s exclusive property. I have access to them solely for performing the duties of my employment by Honeywell. I will protect the confidentiality of their content and comply with all security policies and procedures, which may, from time to time, be established by Honeywell. I will return all of them and all copies, facsimiles and specimens of them and any other tangible forms of Honeywell’s Trade Secrets, Proprietary and Confidential Information in my possession, custody or control to Honeywell before leaving the employment of Honeywell.

I understand that I have the right to use or practice any skill or expertise generally associated with my employment but not special or unique to Honeywell, but that I do not have the right to use, practice or disclose Honeywell’s Trade Secrets, Proprietary and Confidential Information for my own benefit or for the benefit of any third party.

7.Trade Secrets, Proprietary or Confidential Information from Previous Employment. I certify that I have not, and will not, disclose or use during my employment by Honeywell, any trade secrets, proprietary or confidential information which I acquired as a result of any previous employment or under a contractual obligation of confidentiality before my employment by Honeywell. I understand that Honeywell has no interest in and will not accept disclosure by me of any trade secrets, proprietary or confidential information, which belongs to a third party. If I am ever placed in a position where I will be required or am given an assignment that will require me to use, directly or indirectly, any trade secrets, proprietary or confidential information of any person, previous employer or any third party, I will promptly inform Honeywell’s Law Department and my supervisor before I undertake any activity that would involve the use or disclosure of such information or present the appearance to any such third party that I have used or disclosed such information. If I fail to do so, Honeywell may elect not to indemnify me in the event of litigation and may take such other actions, as it deems appropriate, up to and including termination of my employment.

8.Prior Restrictive Obligation. On Schedule B, which is an integral part of this agreement, I have completely identified all prior obligations (written and oral), which restrict my ability to perform the duties of my employment by Honeywell, including all confidentiality agreements and covenants restricting future employment.

9.Nonsolicitation of Honeywell Employees. I acknowledge that Honeywell has invested, and will continue to invest, significant time and money to recruit and retain its employees. Therefore, recognizing that in the course of my employment I have obtained valuable information about Honeywell employees, their respective talents and areas of expertise, I agree that, during my employment and for a period of two years following my Termination of Employment from Honeywell for any reason, I will not directly or indirectly, for my own account or for others, (i) solicit (or assist another in soliciting) for employment or for the performance of services, (ii) offer or cause to be offered employment or other service engagement, or (iii) participate in any manner in the employment or hiring for services of any current or former Honeywell employee with whom I had contact or of whom I became aware in my last two years of Honeywell employment, unless it has been more than 12 months since that individual left Honeywell. Nor will I, for my own account or for others, in any way induce or attempt to induce such individual to leave the employment of Honeywell.

10.Nonsolicitation of Honeywell Customers, Suppliers, Business Partners and Vendors. I acknowledge that Honeywell has invested and will continue to invest significant time and money to develop valuable, continuing relationships with existing and prospective clients and customers of Honeywell. Therefore, recognizing that in the course of my employment I have obtained and/or will obtain valuable information about Honeywell customers, suppliers, business partners, and/or vendors, and their requirements, I agree that during my employment and for a period of two years following my Termination of Employment from Honeywell for any reason, I will not directly or indirectly, for my own account or for others, solicit or assist others in soliciting or attempt to solicit (or assist others in attempting to solicit), (i) any existing clients, customers, suppliers, business partners, and/or vendors of Honeywell with whom I had contact, or of whom I became aware while employed by Honeywell during the two-year period prior to my Termination of Employment, or (ii)

any prospective clients, customers, suppliers, business partners, and/or vendors of Honeywell with whom I had contact and with whom Honeywell took significant steps to do business during the two-year period prior to my Termination of Employment, for the purpose or effect of inducing such existing or prospective clients, customers, suppliers, business partners, and/or vendors to cease doing business or reduce their business with Honeywell or to purchase, lease or utilize products or services that are competitive with, similar to, or that may be used as substitutes for any products or services offered by Honeywell.

11.Notice to Future Employers. For the period of two years immediately following the end of my employment by Honeywell, I will inform each new employer, prior to accepting employment, of the existence of this agreement and provide that employer with a copy of it. Honeywell has the right to inform any future employer of the existence of this agreement and to provide any future employers with a copy of it.

12.Copyright. As to all works prepared by me which are: (i) within the scope of my employment, or (ii) based upon information I acquired from Honeywell which is not normally made available to the public, or (iii) commissioned by Honeywell, but not within my scope of employment, I hereby agree to:
a.Submit to Honeywell’s Law Department and to my supervisor for approval for publication or oral dissemination;
b.Assign all right, title and interest in and to the copyright in all such works to Honeywell; and
c.Waive any claim of moral rights, author’s rights, droit moral, or any equivalent rights to the extent necessary or permitted by law.

I hereby release and allow Honeywell to use, for any lawful purpose, any voice reproduction, photograph, or other video likeness of me made in the course of my employment.

13.Acknowledgement of Receipt. I acknowledge that I have received a copy of this agreement prior to accepting employment, continued employment or other consideration as recited herein and that execution of this agreement was an express condition of my employment, continued employment or receipt of other consideration recited herein.
14. Effectiveness of Agreement. I acknowledge that the provisions of this agreement are in addition to, and in no way intended to limit, restrict or narrow any prior or existing agreement with Honeywell. This agreement does not replace or supersede any prior or existing employment or other agreement with Honeywell, but rather, shall be read in conjunction with such prior or existing agreements and shall be interpreted in a manner to provide Honeywell the maximum protection and the most effective and complete assignment of inventions provided by all agreements I have with Honeywell. The terms of this agreement are to be read consistent with the terms of any other intellectual property, trade secret or confidentiality agreements that I have executed with Honeywell; provided, however, to the extent there is a conflict between/among such agreements, such agreements shall be read in concert and construed as providing the broadest possible protections to Honeywell, even if such construction would require provisions of more than one such agreement to be given effect. This agreement shall be deemed effective as of the first day of my employment by Honeywell and shall continue throughout the entire period of time I am employed by Honeywell and my obligations will continue after, and survive, the end of my employment by Honeywell.
15.Identity of Future Employer. Upon termination of my employment for any reason, if reasonably requested by Honeywell, I shall advise Honeywell of the name and address of my intended future employer.
16.Remedies. I acknowledge that a remedy at law for any breach or threatened breach of the provisions of this Agreement would be inadequate and therefore agree that Honeywell shall be entitled to injunctive relief in case of any such breach or threatened breach. In the event that a court determines that I have breached or threatened to breach this agreement, I agree to reimburse Honeywell for all attorneys’ fees and costs incurred in enforcing the terms of the agreement. However, nothing contained herein shall be construed as prohibiting Honeywell from pursuing any other remedies available for any such breach or threatened breach against me or my then-current employer which may also include but not be limited to contract damages, lost profits and punitive damages.
17.Successors; Binding Agreement. This agreement binds my heirs, executors, administrators, legal representatives and assigns and inures to the benefit of Honeywell and its successors and assigns. Only a written amendment executed by both Honeywell and me can modify this agreement.
18.Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without regard to its principles of conflicts of law.
19.Validity. It is the desire and intent of the parties hereto that the provisions of this agreement shall be enforced to the fullest extent legally-permissible. Accordingly, if any particular provision(s) of this agreement shall be adjudicated to be invalid or unenforceable, the court may modify or sever such provision(s), such modification or deletion to apply only with respect to the operation of such provision(s) in the particular jurisdiction in which such adjudication is made. In addition, if any one or more of the provisions contained in this agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear. The remaining provisions of this agreement shall remain in full force and effect.
20.Definitions
a.“Honeywell” collectively identifies Honeywell International Inc. (a Delaware corporation having a place of business at Columbia Road and Park Avenue, Morris Township, Morris County, New Jersey), its predecessors, designees and successors and its past, present and future operating companies, divisions, subsidiaries, affiliates and other business units, including businesses acquired by purchase of stock, merger or otherwise.
b.“Trade Secrets, Proprietary and Confidential Information” means information which is not generally known in the industry in which Honeywell is engaged, which may be disclosed to me or which I may learn, observe, discover or otherwise acquire during, or as a result of, my employment by Honeywell and which includes, without limitation, any information, whether patentable, patented or not, relating to any existing or contemplated products, inventions, services, technology, ideas, concepts, designs, patterns, processes, compounds, formulae, programs, devices, tools, compilations of information, methods, techniques, and including information relating to any research, development, manufacture, purchasing, engineering, know-how, business plans, sales or market methods, methods of doing business, customer lists, customer usages or requirements, or supplier information, which is owned or licensed by Honeywell or held by Honeywell in confidence.
c.“Invention” includes not only inventions (including, but not limited to, copyright works, trademarks, domain names, URLs, keywords, social media account or identification names, business networking/media account or identification names and mask works), but also innovations, improvements, discoveries, ideas and all other forms of intellectual property (including, but not limited to, copyright works and mask works) – whether or not any of the foregoing constitutes trade secret or other confidential information.
d.“Make” or “Made” when used in relation to Invention includes any one or any combination of (i) conception, (ii) reduction to practice, or (iii) development of an Invention and is without regard to whether I am a sole or joint inventor.
e.“Termination of Employment” shall be defined as any separation from employment with Honeywell regardless of the reason, including any and all voluntary and involuntary reasons for termination. The termination date for purposes of this Agreement shall be the last day I actively perform services for Honeywell.

f.“Solicit” or “soliciting” includes contacting, communicating with, marketing to, engaging or otherwise interacting with (whether initiated by me or not).
21.Headings Descriptive. The headings of the several paragraphs of this agreement are inserted for convenience only and shall not in any way affect the meaning or construction of this agreement.

/s/ John Waldron July 21, 2016
JOHN WALDRON Date

SCHEDULE A

HAVE YOU MADE ANY INVENTIONS BEFORE THE TERM OF YOUR EMPLOYMENT WITH HONEYWELL, IN WHICH YOU HAVE AN OWNERSHIP INTEREST AND WHICH ARE NOT THE SUBJECT MATTER OF ISSUED PATENTS OR PRINTED PUBLICATIONS?

(If there are none, please enter the word “NONE”)

NOTE: Please describe each such Invention without disclosing trade secrets, proprietary or confidential information.
________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________
[Attach additional sheets if more space is needed.]

SCHEDULE B

DO YOU HAVE ANY PRIOR OBLIGATIONS (WRITTEN OR ORAL) WHICH WOULD RESTRICT YOUR ABILITY TO PERFORM THE DUTIES OF YOUR EMPLOYMENT WITH HONEYWELL?

(If there are none, please enter the word “NONE”)

NOTE: Please give date of, and parties to, obligations and the nature and substance of the restriction.
________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________
[Attach additional sheets if more space is needed.]

HONEYWELL INTERNATIONAL
NONCOMPETE AGREEMENT FOR SENIOR EXECUTIVES

In consideration of my transfer, promotion, or hire into my role as a Senior Executive of the company, my employment, continued employment, compensation and the equipment, materials, facilities and the Trade Secrets, Proprietary and Confidential Information supplied to me, I agree to the following:

1. Noncompetition. I acknowledge that in the course of my employment with or provision of services to Honeywell, I have and will become familiar with Trade Secrets, Proprietary and Confidential Information concerning Honeywell, its businesses and employees, including but not limited to, Honeywell’s business methods, business systems, strategic plans, plans for acquisition or disposition of products, expansion plans, financial status and plans, financial data, customer lists and data, and personnel information. I understand and agree that as part of my continued employment with Honeywell, I will continue to have access to and receive Trade Secrets, Proprietary and Confidential Information concerning Honeywell. I further acknowledge that Honeywell operates in a very competitive business environment and my services are and will be of special, unique and extraordinary value to Honeywell. I further acknowledge that I have been given and will continue to be given access to, and develop relationships with, customers of Honeywell at the time and expense of Honeywell and have and will continue to receive training, experience and expertise from Honeywell that make my services of special, unique and extraordinary value to Honeywell. I further acknowledge and agree that I will not, directly or indirectly, at any time during or after my employment with Honeywell, except in the course of performing my duties at Honeywell, disclose, disseminate, make available or use Honeywell’s Trade Secrets, Proprietary and Confidential Information.

I agree that, during my employment and for a period of two (2) years following my Termination of Employment with Honeywell for any reason, I will not become employed by, perform services for, or otherwise become associated with (as an employee, officer, director, principal, agent, manager, partner, co-partner or consultant or any other individual or representative role) a Competing Business (as defined below). This restriction shall apply to any Competing Business that conducts business in the same or substantially similar geographic area in which any Honeywell business, for which I was employed or performed services in a job covered by this Program during the Look Back Period, conducts business or plans to conduct business as of my Termination of Employment. I acknowledge (i) that Honeywell’s business is conducted throughout the United States and around the world, (ii) notwithstanding the state of incorporation or principal office of Honeywell, it is expected that Honeywell will have business activities and have valuable business relationships within its industry throughout the United States and around the world, and (iii) as part of my responsibilities, I may be conducting business throughout the United States and around the world in furtherance of Honeywell’s business and its relationships.

A “Competing Business” shall mean any business, person, entity or group of business entities, regardless of whether organized as a corporation, partnership (general or limited), joint venture, association or other organization, that (i) conducts or is planning to conduct a business similar to and/or in competition with any business conducted or planned by any Honeywell business for which I (A) was employed or performed services in a job covered by this Program, or (B) had knowledge of operations over the Look Back Period, or (ii) designs, develops, produces, offers for sale or sells a product or service that can be used as a substitute for, or is generally intended to satisfy the same customer needs for, any one or more products or services designed, developed, manufactured, produced or offered for sale or sold by any Honeywell business for which I (X) was employed or performed services in a job covered by this Program, or (Y) had knowledge of operations during the Look Back Period. I acknowledge that I will be deemed to have knowledge of a business if I received, was in possession of or otherwise had access to Trade Secrets, Proprietary and Confidential Information regarding such business. For purposes of illustration only, I acknowledge and understand that each of the corporations or entities (and any related entities, subsidiaries, affiliates or successors) set forth on the Addendum attached hereto is a Competing Business as of the date hereof. I further acknowledge and agree that the Addendum attached hereto is not an exhaustive list and is not intended to include all of Honeywell’s current or future competitors, which I acknowledge may include other persons or entities in the future. I further acknowledge and understand that if I have any questions about whether any prior Honeywell position which I have held over the last two years is subject to this Program and shall be used to identify Competing Businesses, I should contact my Human Resource representative.

Honeywell recognizes that some businesses, persons, entities, or group of businesses that are Competing Businesses as defined above may also have lines of business or parts of their business that do not compete with Honeywell as defined above, and the restrictions contained herein are not intended to include such lines of business or parts of their businesses. I understand and agree that if I intend to become employed by, perform services for, or otherwise become associated with (as an employee, officer, director, principal, agent, manager, partner, co-partner or consultant or any other individual or representative role) a Competing Business as defined above, it is presumed that the restriction contained herein applies. I further understand and agree that if I do not believe the restriction contained herein should apply, I must demonstrate to Honeywell that I will only be employed by, perform services for, or otherwise become associated with (as an employee, officer, director, principal, agent, manager, partner, co-partner or consultant or any other individual or representative role) a line of business in, or part of, a Competing Business that does not compete with Honeywell as defined above.

2. Reasonableness of Restrictions and Validity. I agree that the terms of this Agreement are reasonable and do not impose a greater restraint than necessary to protect Honeywell’s legitimate protectable business interests, including the protection of its Trade Secrets, Proprietary and Confidential Information. It is the desire and intent of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent legally-permissible. Accordingly, if any particular provision(s) of this Agreement shall be adjudicated to be overbroad, invalid or unenforceable, the court may modify or sever such provision(s), such modification or deletion to apply only with respect to the operation of such provision(s) in the particular jurisdiction in which such adjudication is made. In addition, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it so as to be enforceable to the extent compatible with the applicable law as it shall then appear. The remaining provisions of this Agreement shall remain in full force and effect. I also agree that the parties shall request that a court of competent jurisdiction not invalidate or ignore the terms of this Agreement, but instead honor this provision by reforming or modifying any overbroad or otherwise invalid terms to the extent necessary to render the terms valid and enforceable and then enforcing the Agreement as so reformed or modified.

3. Remedies. I acknowledge that a remedy at law for any breach or threatened breach of the provisions of this Agreement would be inadequate and therefore agree that Honeywell shall be entitled to injunctive relief in case of any such breach or threatened breach. I acknowledge and agree Honeywell may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement, and that money damages would not be an adequate remedy for any breach of the provisions of this Agreement. I acknowledge and agree that a violation of this Agreement would cause irreparable harm to Honeywell, and I covenant that I will not assert in any proceeding that a violation or further violation of this Agreement: (i) will not result in irreparable harm to Honeywell; or (ii) could be remedied adequately at law. Honeywell’s right to injunctive relief shall be cumulative and in addition to any other remedies available at law or equity. In the event that a court determines that I have breached or threatened to breach this Agreement, I agree to reimburse Honeywell for all attorneys’ fees and costs incurred in enforcing the terms of this Agreement. However, nothing contained herein shall be construed as prohibiting Honeywell from pursuing any other remedies available for any such breach or threatened breach against me or my new employer, which may also include, but not be limited to, contract damages, lost profits and punitive damages.

4. Harm and Injunctive Relief. I agree and acknowledge that the restrictions contained in this Agreement do not preclude me from earning a livelihood, nor do they unreasonably impose limitations on my ability to earn a living. I further agree and acknowledge that the potential harm to Honeywell of the non-enforcement of this Agreement outweighs any potential harm to me from its enforcement by injunction or otherwise. I acknowledge that I have carefully read this Agreement and have given careful consideration to the restraints imposed upon me by this Agreement, and am in full accord as to their necessity for the reasonable and proper protection of Honeywell’s legitimate protectable business interests, including the protection of its Trade Secrets, Proprietary and Confidential Information. I agree and acknowledge that I have been provided adequate and reasonable consideration in exchange for the obligations under this Agreement, including employment or continued employment by Honeywell, goodwill, access or continued access to Honeywell’s Trade Secrets, Proprietary and Confidential Information, access or continued access to customers, and additional good and valuable consideration. I expressly acknowledge and agree that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, duration and geographical scope.

5. Binding Agreement, Amendment, Successors. I acknowledge that the provisions of this Agreement are in addition to, and in no way intended to limit, restrict or narrow any prior or existing employment or other agreement with Honeywell. This Agreement does not replace or supersede any prior or existing employment or other agreement with Honeywell, but rather, shall be read in conjunction with such prior or existing agreements and shall be interpreted in a manner to provide Honeywell the maximum protection provided by all agreements I have with Honeywell. The terms of the restriction in Paragraph 1 and the other terms in this Agreement are to be read consistent with the terms of any other noncompete or other agreements that I have executed with Honeywell; provided, however, to the extent there is a conflict between/among such agreements, such agreements shall be construed as providing the broadest possible protections to Honeywell, even if such construction would require provisions of more than one such agreement to be given effect. No waiver of this Agreement will be effective unless it is in writing and signed by Honeywell International’s Senior Vice President for Human Resources and Communications or his/her designee. This Agreement may not be superseded or amended by any other agreement between myself and Honeywell unless such agreement specifically and expressly states that it is intended to supersede this Agreement and is executed by Honeywell International’s Senior Vice President for Human Resources and Communications or his/her designee. This Agreement binds my heirs, executors, administrators, legal representatives and assigns and inures to the benefit of Honeywell and its successors and assigns.

6. Acknowledgement of Receipt. I acknowledge that I received a copy of this Agreement prior to accepting my transfer, promotion, or hire into my new role and that execution of this Agreement was an express condition of such transfer, promotion, or hire.

7. Effectiveness of Agreement. This Agreement becomes effective when I sign it, the obligations under it continue throughout the entire period of time I am employed by Honeywell, without regard to the business within Honeywell with which I am associated and these obligations will continue after, and survive, the end of my employment with Honeywell.

8. Notice to Future Employers. For the period of two (2) years immediately following the end of my employment with Honeywell, I will inform each new employer, prior to accepting employment, of the existence of this Agreement and provide that employer with a copy of it. Honeywell has the right to inform any future employer of the existence of this Agreement and to provide any future employers with a copy of it.

9. Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without regard to its principles of conflicts of law. I hereby consent to the exclusive jurisdiction and venue in the federal and state courts of the State of New Jersey, Morris County, for the resolution of all disputes arising under, or relating to, this Agreement.

10. Additional Definitions.

“Honeywell” collectively identifies Honeywell International Inc. (a Delaware corporation having a place of business at Columbia Road and Park Avenue, Morris Township, Morris County, New Jersey), its predecessors, designees and successors and its past, present and future operating companies, divisions, subsidiaries, affiliates and other business units, including businesses acquired by purchase of assets, stock, merger or otherwise.

“Look Back Period” means the two (2) year period ending on the date of my Termination of Employment.

“Program” refers to the noncompete initiative implemented by Honeywell requiring that employees occupying certain Executive Level and Officer positions (Senior Executives) execute this noncompete Agreement.

“Trade Secrets, Proprietary and Confidential Information” means information which is not generally known in the industry in which Honeywell International is engaged, which may be disclosed to me or which I may learn, observe, discover or otherwise acquire during, or as a result of, my employment by Honeywell and which includes, without limitation, any information, whether patentable, patented or not, relating to any existing or contemplated products, inventions, services, technology, ideas, concepts, designs, patterns, processes, compounds, formulae, programs, devices, tools, compilations of information, methods, techniques, and including information relating to any research, development, manufacture, purchasing, engineering, know-how, business plans, sales or market methods, methods of doing business, business systems, strategic plans, plans for acquisition or disposition of products, expansion plans, financial status and plans, financial data, personnel information, customer lists or data, customer usages or requirements, or supplier information, which is owned or licensed by Honeywell International or held by Honeywell International in confidence.

“Termination of Employment” means any separation from employment with Honeywell regardless of the reason, including any and all voluntary and involuntary reasons for termination. The termination date for purposes of this Agreement shall be the last day I actively perform services for Honeywell.

11. Headings. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of this Agreement.

I have carefully read this Agreement. I understand and accept its terms. I understand and agree that I will continue to be bound by the provisions of this Agreement after my employment with Honeywell has ended.

/s/ John Waldron
JOHN WALDRON

Date: July 21, 2016

ADDENDUM TO
HONEYWELL INTERNATIONAL
NONCOMPETE AGREEMENT FOR SENIOR EXECUTIVES

JOHN WALDRON
EMPLOYED AS
PRESIDENT AND CEO
HONEYWELL SAFETY & PRODUCTIVITY SOLUTIONS

Pursuant to Paragraph 1 of your Honeywell International Noncompete Agreement for Senior Executives (“Noncompete Agreement”), this Addendum contains a list, for illustration purposes only, of specific competitors that are considered a “Competing Business,” as that term is used in your Noncompete Agreement, and are therefore covered by the restrictions contained in Paragraph 1 of your Noncompete Agreement. This list is not an exhaustive list and is not intended to include all of Honeywell’s, or your specific business’ or unit’s, current or future competitors, which you acknowledge in Paragraph 1 of your Noncompete Agreement may include other persons or entities now or in the future.

Based on your current role and responsibilities with Honeywell as President and CEO, Honeywell Safety & Productivity Solutions, the following companies are considered key competitors to Honeywell’s Safety & Productivity Solutions business, and therefore, fall within the definition of a Competing Business as that term is used in your Noncompete Agreement:

Mine Safety Appliances, Yamatake, Yokogawa, Philips, Zebra, Google, 3M,
BOSCH, Danaher, Fortive (Danaher spin-off)

As previously noted, this is not an exhaustive list and there may be other current and future persons or entities that would meet the definition of a Competing Business, as set forth in your Noncompete Agreement. In addition, pursuant to Paragraph 1 of your Noncompete Agreement, please note that the term Competing Business, as defined in your Noncompete Agreement, will include competitors of any Honeywell business in which you have worked in a job subject to the Program (as defined in your Noncompete Agreement) during the Look Back Period (as defined in your Noncompete Agreement). Accordingly, if you worked in multiple Honeywell businesses in covered positions during your tenure, it is very likely that the list of Competing Businesses subject to restriction under the terms of your Noncompete Agreement will be broader than the above illustrative list. If you have questions about whether any prior Honeywell position which you have held during the Look Back Period subjects you to similar restrictions, and will be used to identify Competing Business(es), you should contact your Human Resource representative.